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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT



1.       SalesLogix International, Inc., an Arizona corporation

2.       Opis SupportExpress, Inc., an Arizona corporation

3. SalesLogix Europe Limited, incorporated with the Registrar of Companies for England and Wales

4.       Enact Incorporated, an Arizona corporation